UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 7, 2008

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17771	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-4402

_____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.     Transfer of Listing.

On January 2, 2008, the Registrant was notified by The Nasdaq Stock Market that its common stock had failed to maintain a minimum market value of publicly held shares of $5 million, as required for continued inclusion on The Nasdaq Global Market, and that if compliance with the minimum was not restored for at least ten consecutive trading days before April 1, 2008, its common stock would be delisted from The Nasdaq Global Market.  The Registrant has not regained compliance with this requirement and submitted on April 1, 2008 its application for transfer of its listing to The Nasdaq Capital Market, which requires that the Registrant maintain only $1 million in minimum market value of publicly held shares. The Registrant was notified by The Nasdaq Stock Market (“NASDAQ”) on April 7, 2008 that its application for the transfer of its common stock to NASDAQ’s Capital Market from NASDAQ’s Global Market was approved, and that the transfer would be effective with the open of trading on April 9, 2008.

The transfer of registrant’s listing does not affect the notice of delisting previously received by registrant from NASDAQ in respect of the failure of registrant’s common stock to maintain a minimum bid price of $1.00 per share.  If registrant has not regained compliance by August 18, 2008, NASDAQ will determine whether registrant’s common stock meets The Nasdaq Capital Market’s initial listing criteria.  If it does, registrant’s period to regain compliance will be extended to February 17, 2009.  Otherwise, NASDAQ will provide written notification to registrant that the common stock will be delisted.  At that time, registrant may appeal NASDAQ’s determination to delist its common stock.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 8, 2008, entitled “Franklin Credit Management Common Stock to Begin Trading on Nasdaq Capital Market April 9, 2008.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    FRANKLIN CREDIT MANAGEMENT CORPORATION

                    By:  /s/ Paul D. Colasono
                    Name: Paul D. Colasono
                    Title:   Chief Financial Officer and
                   Executive Vice President

Date: April 8, 2008